EXHIBIT 99.1

CONTACT:            William Koziel
(847) 597-8800

Così, Inc. Reports 2012 Second Quarter Earnings

DEERFIELD, IL – August 16, 2012 – Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported net income of $77,000 for the second quarter ended July 2, 2012, compared with the net loss of $(634,000), or $(0.01) per basic and diluted common share, reported for the 2011 second quarter.

Così’s total revenues for the 2012 second quarter were $26,308,000 compared to $26,897,000 in the 2011 second quarter.  Of the total, Company-owned net restaurant sales contributed $25,322,000 compared to $26,113,000 for the 2011 second quarter.  The $791,000 decline in Company-owned restaurant sales was due primarily to locations closed during and subsequent to the 2011 second quarter as well as to a 1.3% decrease in comparable restaurant sales.  Franchise fees and royalty revenues for the quarter contributed $986,000 compared to $784,000 in the 2011 second quarter.  The increase over last year’s second quarter was due primarily to franchise fees resulting from the termination of two area development agreements.

System-wide comparable restaurant sales for the second quarter as measured for restaurants in operation for more than 15 months decreased 0.5% as compared to the second quarter of 2011.  The breakdown in comparable sales between Company-owned and franchise-operated restaurants are as follows:

For the 13 weeks ended July 2, 2012
Company-owned	(1.3%)
Franchise-operated	0.8%
Total System	(0.5%)

When reported on a like calendar week basis to the prior year, system-wide comparable sales increased by 0.4%.  The improvement in system-wide comparable sales on a like calendar basis when compared to a fiscal reporting basis was the result of a year over year July 4th holiday week shift that occurred at the end of the 2012 second quarter.

“I am thankful for the hard work and support of our team that resulted in a profitable quarter for Così,” said Carin Stutz, Così's President and Chief Executive Officer.  “Our confidence in our future remains strong as we work with a sense of urgency to build a vibrant profitable business.”

2012 Second Quarter Financial Performance Review

Così’s aforementioned $791,000 decrease in second quarter Company-owned net sales as compared to the 2011 second quarter was due primarily to a $459,000 decline in sales from three locations closed during and subsequent to the second quarter of 2011 as well as to a 1.3% decrease in comparable restaurant net sales.  The decrease in Company-owned comparable net sales during the quarter was comprised of a 2.1% decrease in traffic partially offset by a 0.8% increase in average guest check.

For the second quarter, Così reported a 50 basis point increase in costs and expenses related to Company-owned restaurant operations as a percentage of restaurant net sales compared with the second quarter of 2011. The change resulted from increases of 100 and 10 basis points, as a percentage of net sales, in occupancy and other restaurant operating expenses and cost of food and beverage, respectively, partially offset by a 60 basis point decrease, as a percentage of net sales, in labor and related benefits expense.  The increase in occupancy and other restaurant operating expenses as a percentage of net sales was due to higher occupancy costs, an increase in the cost of paper and packaging and higher third party credit card fees.  The increase in the cost of food and beverage as a percentage of net sales was due primarily to higher costs for certain commodities partially offset by price increases taken during the second quarters of 2012 and 2011.  The decrease in labor and related benefits expense as a percentage of net sales was due primarily to efforts to manage labor deployment in peak and non-peak hours as well as savings on certain healthcare related benefits.

During the second quarter of 2012, the Company reduced its general and administrative expenses by 13.6% or $462,000, to $2,929,000 or 11.1% of total revenues from $3,391,000 or 12.6% of total revenues in the 2011 second quarter.

Così reported that as of July 2, 2012 it had cash and cash equivalents of $5,592,000 and virtually no debt other than lease obligations.

About Così, Inc.
Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 79 Company-owned and 53 franchise restaurants operating in sixteen states, the District of Columbia and the United Arab Emirates. The Così® vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, breakfast wraps, melts, soups, Così® Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” “(Sun & Moon Design)” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2012 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Cosi, Inc.
Consolidated Balance Sheets
As of July 2, 2012 and January 2, 2012
(dollars in thousands)

	July 2,	January 2,
	2012	2012
Assets
Current assets:
Cash and cash equivalents	$5,592	$7,222
Accounts receivable, net	647	598
Notes receivable, current portion	403	448
Inventories	738	717
Prepaid expenses and other current assets	1,101	1,480
Total current assets	8,481	10,465

Furniture and fixtures, equipment and leasehold improvements, net	10,989	12,359
Notes receivable, net of current portion	628	762
Other assets	1,122	1,119
Total assets	$21,220	$24,705

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,082	$3,717
Accrued expenses	8,253	9,733
Deferred franchise revenue	61	61
Current portion of other long-term liabilities	156	195
Total current liabilities	11,552	13,706

Deferred franchise revenue	1,963	2,098
Other long-term liabilities, net of current portion	3,035	3,383
Total liabilities	16,550	19,187

Commitments and contingencies

Stockholders' equity:
Common stock - $.01 par value; 100,000,000 shares authorized,
53,496,275 and 52,967,365 shares issued, respectively	535	530
Additional paid-in capital	283,944	283,746
Treasury stock, 239,543 shares at cost	(1,198)	(1,198)
Accumulated deficit	(278,611)	(277,560)
Total stockholders' equity	4,670	5,518
Total liabilities and stockholders' equity	$21,220	$24,705

The accompanying notes are an intergral part of these consolidated financial statements.

Cosi, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
For the Three and Six Month Periods Ended July 2, 2012 and June 27, 2011
(dollars in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	July 2,	June 27,	July 2,	June 27,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Restaurant net sales	$25,322	$26,113	$49,243	$49,118
Franchise fees and royalties	986	784	1,738	1,488
Total revenues	26,308	26,897	50,981	50,606

Costs and expenses:
Cost of food and beverage	5,809	5,956	11,375	11,252
Restaurant labor and related benefits	8,587	9,016	17,402	17,757
Occupancy and other restaurant operating expenses	7,955	7,973	15,641	15,676
	22,351	22,945	44,418	44,685
General and administrative expenses	2,929	3,391	5,708	6,448
Depreciation and amortization	906	1,025	1,900	2,090
Provision for losses on asset impairments and disposals	27	155	27	155
Lease termination expense and closed store costs	26	27	(2)	65
Gain on sale of assets	-	-	-	(41)
Total costs and expenses	26,239	27,543	52,051	53,402

Operating income (loss)	69	(646)	(1,070)	(2,796)

Interest expense	-	(1)	-	(1)
Other income	8	13	19	23

Net income (loss) and comprehensive income (loss)	$77	$(634)	$(1,051)	$(2,774)

Per Share Data:
Earnings per share:
Basic	$0.00	$(0.01)	$(0.02)	$(0.05)
Diluted	$0.00	$(0.01)	$(0.02)	$(0.05)

Weighted average shares outstanding:
Basic	51,606,980	51,359,889	51,530,649	51,307,084
Diluted	51,787,930	51,359,889	51,530,649	51,307,084

The accompanying notes are an integral part of these consolidated financial statements.

Cosi, Inc.
Results of Operations as a Percent of Sales

	Three Months Ended			Six Months Ended
	July 2, 2012	June 27, 2011		July 2, 2012		June 27, 2011

Revenues:
Restaurant net sales	96.3%	97.1%		96.6%		97.1%
Franchise fees and royalties	3.7	2.9		3.4		2.9
Total revenue	100.0	100.0		100.0		100.0
Cost and expenses:
Cost of food and beverage (1)	22.9	22.8		23.1		22.9
Restaurant labor and related benefits (1)	33.9	34.5		35.3		36.2
Occupancy and other restaurant operating expenses (1)	31.5	30.5		31.8		31.9
	88.3	87.8		90.2		91.0
General and administrative expenses	11.1	12.6		11.2		12.7
Depreciation and amortization	3.4	3.8		3.7		4.1
Provision for losses on asset impairments and disposals	0.1	0.6		0.1		0.3
Lease termination expense and closed store costs	0.1	0.1		-		0.2
Gain on sale of assets	-	-		-		(0.1)
Total costs and expenses	99.7	102.4		102.1		105.5
Operating income (loss)	0.3	(2.4)		(2.1)		(5.5)

Net income (loss) and comprehensive income (loss)	0.3%	(2.4	) %	(2.1	) %	(5.5	) %

(1)	These are expressed as a percentage of restaurant net sales versus all other items expressed as a percentage of total revenues

Cosi, Inc.
System-wide Restaurants
	For the Three Months Ended
	July 2, 2012			June 27, 2011
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total

Restaurants at beginning of period	80	55	135	82	59	141
New restaurants opened	-	1	1	-	-	-
Restaurants permanently closed	1	2	3	1	-	1
Restaurants at end of period	79	54	133	81	59	140

	For the Six Months Ended
	July 2, 2012			June 27, 2011
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total

Restaurants at beginning of period	80	56	136	83	59	142
New restaurants opened	-	1	1	-	-	-
Restaurants permanently closed	1	3	4	2	-	2
Restaurants at end of period	79	54	133	81	59	140